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                      [Letterhead of Pepper Hamilton LLP]


                               October 22, 1999


Primus Telecommunications Group, Incorporated
1700 Old Meadow Road
Suite 300
McLean, Virginia 22102

          Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

          We have acted as special counsel to Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company"), in connection with the Company's registration, pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for resale of $45,467,000 in aggregate principal amount of the Company's 11 1/4% senior notes due 2009 (the "Notes") previously issued to Telegroup, Inc., an Iowa corporation ("Telegroup"), in a private placement pursuant to the Asset and Stock Purchase Agreement, dated June 30, 1999, by and between Telegroup and the Company (the "Purchase Agreement"). The Notes are governed by the Indenture, dated as of January 29, 1999, as supplemented by the First Supplemental Indenture, dated as of June 30, 1999, between the Company and First Union National Bank (as the same may be further supplemented or amended from time to time, the "Indenture").

          The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Purchase Agreement; (iii) the Indenture; (iv) the Notes; (v) the Company's Certificate of Incorporation and By-Laws, each as in effect on the date hereof;
(vi) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Notes; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
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          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, Telegroup and others.

          This opinion is limited to the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          Based upon and subject to the foregoing, we are of the opinion that the Notes constitute the legal, valid and binding obligations of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion is furnished by us, as special counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission or relied upon by any other person.


                              Very truly yours,

                              /s/ Pepper Hamilton LLP

                              PEPPER HAMILTON LLP